UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   McDonough, Robert J.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President WW Refrigeration/
   European & Latin Am Ops. (EVP)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of      6)Ownership           7)Nature of
                          action      action   or Disposed of (D)            Securities       Form: Direct          Indirect
                          Date        Code                                   Beneficially     (D) or                Beneficial
                                      ------   ---------------------------    Owned at         Indirect              Ownership
                          (Month/                            A or            End of Month     (I)
                          Day/Year)   Code V   Amount        D     Price
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
Common Stock, par value
$0.01 per share           12/15/00    A(1) V   40,000        A               81,648           Direct


                                                          1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative        6)Date Exercisable and
Security                       or Exercise  action         action    Securities Acquired (A)       Expiration Date
                               Price of     Date           Code      or Disposed of (D)            Month/Day/Year
                               Derivative                 -------- -----------------------------   --------------------------------
                               Security                   Code  V   A                D             Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $7.8750      12/15/00       A    V   60,773                         (2)               12/15/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-     7)Title and Amount     8)Price          9)Number of    10)Ownership Form   11)Nature of
Security                       action       of Underlying          of Deri-         Derivative     of Derivative       Indirect
                               Date         Securities             vative           Securities     Security:           Beneficial
                                            -----------------------Security         Beneficially   Direct (D)          Ownership
                                                          Amount or                 Owned at End   or Indirect
                                                          Number of                 of Month       (I)
                  -                         Title         Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     12/15/00     Common Stock  60,773                    60,773         Direct
(right to buy)

Explanation of Responses:

(1)
Restricted Stock Award..
(2)
The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Robert J. McDonough
DATE 01/08/01